Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2019

QUAKERTOWN, PA (January 30, 2020) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the quarter of 2019 of $2,745,000, or $0.78 per share on a diluted basis. This compares to net income of $2,327,000, or $0.67 per share on a diluted basis, for the same period in 2018.  For the twelve months ended December 31, 2019, QNB reported net income of $12,357,000, or $3.53 per share on a diluted basis. This compares to net income of $11,335,000, or $3.25 per share on a diluted basis, reported for the same period in 2018.

For the quarter ended December 31, 2019, the annualized rate of return on average assets and average shareholders’ equity was 0.88% and 9.06%, respectively, compared with 0.78%% and 8.29%, respectively, for the fourth quarter 2018.  For the twelve months ended December 31, 2019, the return on average assets and average shareholders’ equity was 1.02% and 10.58%, respectively, compared with 0.96% and 10.47%, respectively, for the same period in 2018.

QNB is pleased to report increased net income and earnings per share for the quarter, and record net income and earnings per share for the year ended December 31, 2019.  Loan, deposit and household growth remained strong throughout 2019.  In addition to opening a 12th location -- our Allentown Office late in the third quarter -- in December we relocated our full-service branch within the Pennsburg Square Shopping Center to a free-standing pad site in the same center. Our newly named Upper Perkiomen Valley Office provides improved visibility and convenience of access to customers.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and twelve months ended December 31, 2019 totaled $9,165,000 and $36,294,000, respectively, an increase of $345,000 and $1,279,000, respectively, from the same periods in 2018. The net interest margin for the fourth quarter of 2019 and 2018 was 3.11%.  Net interest margin for the twelve months ended December 31, 2019 was 3.16%, an increase of three basis point compared to the same period in 2018.  The yield on average earning assets increased one basis point to 3.92% for the fourth quarter of 2019, compared with the fourth quarter of 2018.  For the twelve months ended December 31, 2019, the yield on average earning assets was 4.02%, compared with 3.85% for the same period in 2018.   The cost of interest-bearing liabilities increased to 1.02% and 1.07% for the quarter and twelve months ended December 31, 2019, respectively, compared with 1.01% and 0.88% for the same periods in 2018.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $375,000 provision for loan losses in the fourth quarter of 2019, compared with $187,000 for the same period in 2018.   For the twelve months ended December 31, 2019 and 2018, QNB recorded $1,300,000 and $1,130,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $9,887,000 represents 1.20% of loans receivable at December 31, 2019 compared to $8,834,000, or 1.12% of loans receivable at December 31, 2018. Net loan charge-offs were $247,000 for 2019, or 0.03% of total average loans, compared with net charge-offs of $137,000, or 0.02% of total average loans, for the same periods in 2018.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $16,464,000, or 2.01% of loans receivable at December 31, 2019, compared with $9,638,000, or 1.23% of loans receivable at December 31, 2018.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2019, $7,245,000, or approximately 62% of the loans classified as non-accrual are current or past due less than 30 days. At December 31, 2019 commercial substandard or doubtful loans totaled $15,922,000, compared with $18,339,000 reported at December 31, 2018.

Non-Interest Income

Total non-interest income was $2,210,000 for the fourth quarter of 2019, an increase of $2,066,000 compared with the same period in 2018, due largely to combined realized and unrealized net gains on investment securities totaling $696,000 in 2019 compared to a loss of $1,252,000 in 2018.  Non-interest income for the twelve months ended December 31, 2019 was $8,317,000, an increase of $3,425,000, or 70.0%, compared to the same period in 2018, of which $2,937,000 is attributable to increased realized and unrealized investment gains.  ATM and debit card income increased $46,000 due to increased card activity when comparing the two quarterly periods.  Retail brokerage income increased $75,000 due to increased penetration due to increased assets under management.  Net gain on sale of loans increased $60,000, due to increased mortgage loan originations and secondary market sales, the result of lower interest rates in the fourth quarter 2019.  Fees for services to customers declined $7,000 during fourth quarter 2019 compared to fourth quarter 2018, due to less overdraft income and service charges on deposits accounts.  Other non-interest income declined $56,000, due primarily to a reduction in income for sale of checks, and disposal of fixed assets related to the relocation of the Pennsburg location.

Non-Interest Expense

Total non-interest expense was $7,632,000 for the fourth quarter of 2019, increasing $843,000, or 12.4%, from $6,789,000 for the same period in 2018.  For the twelve months ended December 31, 2019, non-interest expense increased $2,219,000, or 8.6%, from the same period in 2018.  Salaries and benefits expense increased $625,000, or 16.3%, to $4,452,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $510,000 to $3,759,000, or 15.7%, during the fourth quarter of 2019 compared to the same period in 2018, due, in part, to the addition of branch staff in our new Allentown location and increased expense for incentive compensation.  Benefits expense increased $115,000, or 20.1%, due primarily to medical insurance claims reimbursements and increased retirement plan costs, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $186,000, or 17.4%, to $1,254,000 for the fourth quarter 2019, due primarily to increased building and furniture depreciation expense, increased rent expense and computer software amortization and maintenance expense.  Other non-interest expense increased $32,000 when comparing the fourth quarter of 2019 with the fourth quarter of 2018, with increased marketing, state taxes, travel and entertainment, check charge-offs and check card expenses offset in part by decreased FDIC insurance costs.  During the fourth quarter 2019, we received a “small bank assessment credit”, applicable for our third quarter FDIC insurance assessment in the amount of $136,000.  The FDIC insurance fund was determined to have a surplus, and small institutions were eligible for a payment credit.

Provision for income taxes increased $962,000 in the fourth quarter 2019, compared with the same period in 2018.   During the fourth quarter of 2018, the Company recorded a $418,000 income tax benefit to tax provision.  This one-time tax benefit was related to an elected change in accounting for deferred loan origination fees and nonaccrual interest income, taking advantage of the reduction in the federal tax rate from 34% to 21%, resulting from the Tax Cuts and Jobs Act, effective January 1, 2018.

The effective tax rates for the quarter and twelve months ended December 31, 2019 were 18.5% and 18.7%, respectively.  This compares with effective tax rates for the same periods in 2018 of -17.1% and 12.1%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Assets	$1,225,023	$1,245,863	$1,212,005	$1,203,126	$1,175,452
Cash and cash equivalents	17,608	20,787	14,068	13,708	13,458
Investment securities
Debt securities	349,710	361,157	347,728	344,367	344,221
Equity securities	9,164	5,850	6,898	10,482	9,421
Loans held-for-sale	977	240	-	-	-
Loans receivable	820,616	830,556	817,593	804,528	785,448
Allowance for loan losses	(9,887)	(9,494)	(9,164)	(9,015)	(8,834)
Net loans	810,729	821,062	808,429	795,513	776,614
Deposits	1,037,860	1,048,189	1,030,661	1,034,614	1,015,598
Demand, non-interest bearing	146,270	150,944	149,591	139,970	128,615
Interest-bearing demand, money market and savings	656,014	661,414	646,759	671,925	663,195
Time	235,576	235,831	234,311	222,719	223,788
Short-term borrowings	55,931	69,945	59,048	49,897	50,872
Shareholders' equity	120,717	118,985	115,878	110,360	104,348

Asset Quality Data (Period End)
Non-accrual loans	$11,704	$12,445	$7,668	$7,706	$7,478
Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	4,760	1,643	2,009	2,047	2,160
Non-performing loans	16,464	14,088	9,677	9,753	9,638
Non-performing assets	$16,464	$14,088	$9,677	$9,753	$9,638

Allowance for loan losses	$9,887	$9,494	$9,164	$9,015	$8,834

Non-performing loans / Loans excluding held-for-sale	2.01%	1.70%	1.18%	1.21%	1.23%
Non-performing assets / Assets	1.34%	1.13%	0.80%	0.81%	0.82%
Allowance for loan losses / Loans excluding held-for-sale	1.20%	1.14%	1.12%	1.12%	1.12%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18	12/31/19	12/31/18

Interest income	$11,600	$11,817	$11,712	$11,289	$11,203	$46,418	$43,200
Interest expense	2,435	2,635	2,601	2,453	2,383	10,124	8,185
Net interest income	9,165	9,182	9,111	8,836	8,820	36,294	35,015
Provision for loan losses	375	550	150	225	187	1,300	1,130
Net interest income after provision for loan losses	8,790	8,632	8,961	8,611	8,633	34,994	33,885
Non-interest income:
Fees for services to customers	444	432	422	393	451	1,691	1,699
ATM and debit card	548	533	519	470	502	2,070	1,895
Retail brokerage and advisory income	141	145	133	141	66	560	370
Net gain (loss) on investment securities available-for-sale	192	973	584	6	(390)	1,755	(76)
Unrealized gain (loss) on equity securities	504	(305)	(405)	976	(862)	770	(336)
Net gain on sale of loans	83	63	28	21	23	195	105
Other	298	303	373	302	354	1,276	1,235
Total non-interest income	2,210	2,144	1,654	2,309	144	8,317	4,892
Non-interest expense:
Salaries and employee benefits	4,452	4,063	3,790	3,781	3,827	16,086	14,411
Net occupancy and furniture and equipment	1,254	1,123	1,097	1,062	1,068	4,536	4,037
Other	1,926	1,769	1,906	1,881	1,894	7,482	7,437
Total non-interest expense	7,632	6,955	6,793	6,724	6,789	28,104	25,885
Income before income taxes	3,368	3,821	3,822	4,196	1,988	15,207	12,892
Provision (benefit) for income taxes	623	731	679	817	(339)	2,850	1,557
Net income	$2,745	$3,090	$3,143	$3,379	$2,327	$12,357	$11,335

Share and Per Share Data:
Net income - basic	$0.78	$0.88	$0.90	$0.97	$0.67	$3.53	$3.27
Net income - diluted	$0.78	$0.88	$0.90	$0.97	$0.67	$3.53	$3.25
Book value	$34.30	$33.92	$33.09	$31.59	$29.95	$34.30	$29.95
Cash dividends	$0.33	$0.33	$0.33	$0.33	$0.32	$1.32	$1.28
Average common shares outstanding - basic	3,509,766	3,501,771	3,494,620	3,486,786	3,473,965	3,498,326	3,463,450
Average common shares outstanding - diluted	3,515,830	3,508,317	3,502,111	3,494,429	3,492,060	3,504,150	3,482,509

Selected Ratios:
Return on average assets (quarterly amts. annualized)	0.88%	1.00%	1.05%	1.15%	0.78%	1.02%	0.96%
Return on average shareholders' equity (quartery amts. annualized)	9.06%	10.39%	10.91%	12.09%	8.29%	10.58%	10.47%
Net interest margin (tax equivalent)	3.11%	3.14%	3.20%	3.18%	3.11%	3.16%	3.13%
Efficiency ratio (tax equivalent)	66.01%	60.34%	61.97%	59.28%	74.03%	61.92%	63.56%
Average shareholders' equity to total average assets	9.75%	9.63%	9.61%	9.54%	9.38%	9.63%	9.20%
Net loan charge-offs (recoveries)	$(18)	$220	$1	$44	$(2)	$247	$137

Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.01%	0.11%	0.00%	0.02%	0.00%	0.03%	0.02%
Balance Sheet (Average)
Assets	$1,232,071	$1,225,776	$1,202,406	$1,187,374	$1,186,456	$1,212,041	$1,176,910
Investment securities (AFS & Equities)	360,403	359,549	357,836	360,640	366,469	359,606	372,803
Loans receivable	827,103	822,738	805,538	789,737	784,372	811,413	766,692
Deposits	1,046,835	1,044,094	1,021,925	1,008,060	1,018,141	1,030,373	1,003,154
Shareholders' equity	120,158	117,984	115,551	113,304	111,312	116,771	108,241